UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2019

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington		98660
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (360) 980-8524

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CYDY	OTC QB of OTC Markets Group, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure in Item 8.01 of this Form 8-K is incorporated by reference into this Item 3.02.

In addition, from December 27, 2018 to June 3, 2019, CytoDyn Inc., a Delaware corporation, (the “Company”), received redemption notices from the holder of the Company’s convertible note issued on June 26, 2018 requesting the redemption of an aggregate of $1,605,000 of the outstanding balance thereof. In satisfaction of the redemption notices, the Company issued 4,217,767 shares of Common Stock to the note holder in accordance with the terms of the convertible note. Following the redemption, the outstanding balance of the convertible note, including accrued but unpaid interest, was approximately $4,635,000. The Company relied upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and upon similar exemptions under applicable state laws, in connection with these redemptions.

Item 7.01.	Regulation FD Disclosure

On June 14, 2019, the Company, issued a press release announcing the results of its warrant tender offers. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 8.01	Other Events

Warrant Tender Offer

The Company previously reported its tender offer (the “Warrant Tender Offer”) for certain outstanding series of eligible warrants, offering the holders of such warrants the opportunity to amend and exercise their warrants at a reduced exercise price equal to the lower of (i) their respective existing exercise price (the “Original Exercise Price”) or (ii) $0.40 per share of common stock. As an inducement to holders to participate in the Warrant Tender Offer, the Company offered to issue to participating holders shares of common stock equal to an additional 50% of the number of shares issuable upon exercise of the eligible warrants (collectively, the “Additional Shares”). The Warrant Tender Offer was made upon the terms and subject to the conditions set forth in the Offer to Amend and Exercise Warrants to Purchase Common Stock of CytoDyn Inc., previously mailed to the holders of eligible warrants on May 14, 2019, and which was included in the Company’s Schedule TO-I initially filed with the Securities and Exchange Commission (the “SEC”) on May 14, 2019.

At 5:00 P.M. (Eastern time) on June 12, 2019, the offering period and withdrawal rights for the Warrant Tender Offer expired. Upon completion of the Warrant Tender Offer, 368 Original Warrants to purchase up to 22,943,159 shares of common stock had been validly tendered and not withdrawn in the Warrant Tender Offer, for gross cash proceeds to the Company of approximately $9.13 million. Accordingly, an aggregate of 11,471,551 Additional Shares will be issued to participating holders of eligible warrants. Solicitation fees of approximately $820,000 were paid to the solicitation agent in the Warrant Tender Offer.

5,137,289 of the shares of common stock sold to investors in the Warrant Tender Offer were sold pursuant to the Company’s Registration Statements on Form S-3 (File No. 333-223195) declared effective on March 7, 2018, and the prospectuses and prospectus supplements filed thereunder. 34,414,710 shares of common stock, including all of the Additional Shares, were sold to accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended.

Dr. Scott A. Kelly validly tendered Original Warrants beneficially owned by him, covering an aggregate of 50,000 shares of Common Stock, and received 25,000 Additional Shares. Additionally, two entities affiliated with Carl Dockery validly tendered Original Warrants beneficially owned by him, covering an aggregate of 1,425,000 shares of Common Stock, and received 712,500 Additional Shares. Dr. Kelly and Mr. Dockery are members of the Company’s board of directors and participated on terms identical to those applicable to other holders of Original Warrants.

Accordingly, the Company is instructing its transfer agent to issue an aggregate of 34,414,710 shares of common stock to participants in the Warrant Tender Offer.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No.	Description

	99.1	Press Release, dated June 14, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

June 14, 2019	By:	/s/ Michael D. Mulholland
		Name:	Michael D. Mulholland
		Title:	Chief Financial Officer